Exhibit 10.3
OLD NATIONAL BANCORP
AMENDED AND RESTATED 2008 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK AWARD AGREEMENT

THIS AWARD AGREEMENT (the “Agreement”), made and executed as of January 28, 2021 (the “Grant Date”), between Old National Bancorp, an Indiana corporation (the “Company”), and [[FIRSTNAME]] [[LASTNAME]] an officer or employee of the Company or one of its Affiliates (the “Participant”).
WITNESSETH:
WHEREAS, the Company has adopted the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan (the “Plan”) to further the growth and financial success of the Company and its Affiliates by aligning the interests of Participants, through the ownership of Shares and through other incentives, with the interests of the Company’s shareholders, to provide Participants with an incentive for excellence in individual performance and to promote teamwork among Participants; and
WHEREAS, it is the view of the Company that this goal can be achieved by granting Restricted Stock to eligible officers and other key employees; and
WHEREAS, the Participant has been designated by the Talent Development and Compensation Committee as an individual to whom Restricted Stock should be granted as determined from the duties performed, the initiative and industry of the Participant and his or her potential contribution to the future development, growth and prosperity of the Company;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:
1.    Award of Restricted Stock
The Company hereby awards to the Participant [[SHARESGRANTED]] Shares of Restricted Stock (hereinafter, the “Restricted Stock”), subject to the terms and conditions of this Agreement, the Plan and the Company’s Stock Ownership Guidelines. All provisions of the Plan, including defined terms, are incorporated herein and expressly made a part of this Agreement by reference. This award is made contingent upon shareholder approval of the Plan and ratification of the award at the 2021 annual meeting of shareholders. The Participant hereby acknowledges that he or she has received a copy of the Plan.
2.    Period of Restriction
The Period of Restriction shall begin on the Grant Date and lapse, except as otherwise provided in Sections 3 and 4 of this Agreement, as follows:

Effective Date	Percent of Restricted Stock Awarded
February 1, 2022	33.3%
February 1, 2023	33.3%
February 1, 2024	33.4%

3.    Change in Control
If a Change in Control occurs during the Period of Restriction and the Participant is terminated without “cause” or the Participant terminates for “Good Reason” following the Change in Control, then the Period of Restriction set forth in Section 2 shall lapse. However, if a Change in Control occurs during the Period of Restriction and the Participant continues as an employee of the Company or its successor following the Change in Control, then the Period of Restriction shall continue to lapse at the times specified in Section 2 of this Agreement.

4.    Termination of Service
Notwithstanding any other provision of this Agreement, in the event of the Participant’s Termination of Service due to death, Disability or Retirement, the following shall apply:
(a)    If the Participant’s Termination of Service is due to death, the Period of Restriction shall lapse, effective as of the date of death
(b)    If the Participant’s Termination of Service is due to Disability or Retirement, he or she shall continue to be treated as a Participant and the Period of Restriction shall lapse at the time specified in Section 2 of this Agreement; provided, however, that if the Participant dies prior to the end of the Period of Restriction, then the provisions of subsection (a) of this Section 4 shall apply.
Unless otherwise determined by the Committee in its sole discretion, in the event of the Participant’s Termination of Service for any other reason, the Shares of Restricted Stock shall be forfeited effective as of the date of the Participant’s Termination of Service.
5.    Dividends on Restricted Stock
During the Period of Restriction, the Participant shall be entitled to receive any cash dividends paid with respect to the Shares of Restricted Stock regardless of whether the Period of Restriction has not lapsed. All stock dividends paid with respect to Shares of Restricted Stock shall be (a) added to the Restricted Stock, and (b) subject to all of the terms and conditions of this Agreement and the Plan.
6.    Voting Rights
During the Period of Restriction, the Participant may exercise all voting rights with respect to the Shares of Restricted Stock as if he or she is the owner thereof.
7.    Participant’s Representations
The Participant represents to the Company that:
(a)    The terms and arrangements relating to the grant of Restricted Stock and the offer thereof have been arrived at or made through direct communication with the Company or person acting in its behalf and the Participant;
(b)    The Participant has received a balance sheet and income statement of the Company and as an officer or key employee of the Company:
(i)    is thoroughly familiar with the Company’s business affairs and financial condition and

(ii)    has been provided with or has access to such information (and has such knowledge and experience in financial and business matters that the Participant is capable of utilizing such information) as is necessary to evaluate the risks, and make an informed investment decision with respect to, the grant of Restricted Stock; and
(c)    The Restricted Stock is being acquired in good faith for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.
8.    Income and Employment Tax Withholding
All required federal, state, city and local income and employment taxes which arise on the lapse of the Period of Restriction shall be satisfied through the (a) withholding of Shares required to be issued under Section 10, or (b) tendering by the Participant to the Company of Shares which are owned by the Participant, as described in Section 15.02 of the Plan. The Fair Market Value of the Shares to be tendered shall be equal to the dollar amount of the Company’s aggregate withholding tax obligations, calculated on the day the Period of Restriction ends.
9.    Nontransferability
Until the end of the Period of Restriction, the Restricted Stock cannot be (i) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution, or (ii) subject to execution, attachment, or similar process. Any attempted or purported transfer of Restricted Stock in contravention of this Section 9 or the Plan shall be null and void ab initio and of no force or effect whatsoever. Following the execution of this Award Agreement, the Participant may expressly designate a death beneficiary (“Beneficiary”) by completing and delivering a designation of beneficiary agreement (“Beneficiary Designation”) and delivering a copy of the Beneficiary Designation to the Company. In the event the Participant does not designate a beneficiary, then the applicable state law shall determine succession.
10.    Issuance of Shares
At or within a reasonable period of time (and not more than 30 days) following execution of this Agreement, the Company will issue, in book entry form, the Shares representing the Restricted Stock. As soon as administratively practicable following the date on which the Period of Restriction lapses, the Company will issue to the Participant or his or her Beneficiary the number of Shares of Restricted Stock specified in Section 1. In the event of the Participant’s death before the Shares are issued, such shares will be issued to the Participant’s Beneficiary or estate. Notwithstanding the foregoing provisions of this Section 10, the Company will not be required to issue or deliver any Shares prior to (i) completing any registration or other qualification of the Shares, which the Company deems necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body; and (ii) obtaining any approval or other clearance from any federal or state governmental agency or body, which the Company determines to be necessary or advisable. The Company has no obligation to obtain the fulfillment of the conditions specified in the preceding sentence. As a further condition to the issuance of the Shares, the Company may require the making of any representation or warranty which the Company deems necessary or advisable under any applicable law or regulation. Under no circumstances shall the Company delay the issuance of shares pursuant to this Section to a date that is later than 2-1/2 months after the end of the calendar year in which the Period of Restriction lapses, unless issuance of the shares would violate federal securities law or other applicable law, in which case the Company shall issue such shares as soon as administratively feasible (and not more than 30 days) after such issuance would no longer violate such laws.
11.    Mitigation of Excise Tax
Except to the extent otherwise provided in a written agreement between the Company and the Participant, the Restricted Stock issued hereunder is subject to reduction by the Committee for the reasons specified in Section 13.01 of the Plan.

12.    Participant’s Representations
If the Participant is subject to and has not satisfied the Company’s Stock Ownership guidelines at the time a Period of Restriction lapses, the Participant agrees to continue to hold the Shares received (net of taxes) following the lapse until such time as the Participant has satisfied the Company’s Stock Ownership requirement.
13.    Restrictive Covenants
In consideration of this award, Participant shall be subject to the Restrictive Covenants. Participant acknowledges that, in the event that the Participant is subject to an employment contract, the Restrictive Covenants set forth in this Appendix A constitute a supplement to such employment contract. If no such employment contract exists, then Participant acknowledges that the Restrictive Covenants set forth in this Appendix A shall constitute a supplement to any and all prior restrictive covenants included in any award agreement evidencing any prior awards by which the Participant is bound.
14.    Indemnity
The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by Participant to the Company or any failure on the part of the Participant to perform any agreements contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with his or her participation in the Plan.
15.    Financial Information
The Company hereby undertakes to deliver to the Participant, at such time as they become available and so long as the Period of Restriction has not lapsed and the Restricted Stock has not been forfeited, a balance sheet and income statement of the Company with respect to any fiscal year of the Company ending on or after the date of this Agreement.
16.    Changes in Shares
In the event of any change in the Shares, as described in Section 4.04 of the Plan, the Committee will make appropriate adjustment or substitution in the Shares of Restricted Stock, all as provided in the Plan. The Committee’s determination in this respect will be final and binding upon all parties.
17.    Effect of Headings and Defined Terms

The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation. Unless otherwise stated, terms used in this Agreement will have the same meaning as specified in the Employment Agreement or Severance and Change in Control Agreement entered into with the Participant.
18.    Controlling Laws
Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.
19.    Counterparts
This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.
IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Restricted Stock Award Agreement to be executed as of the day and year first above written.

PARTICIPANT

Accepted by: [[SIGNATURE]]                Date: [[SIGNATURE_DATE]]

OLD NATIONAL BANCORP

By:_____________________________
    George Lance
    Rewards Director
    Old National Bancorp

APPENDIX A TO RESTRICTED STOCK AWARD AGREEMENT
(Restrictive Covenants)
1.Non-Solicitation of Customers and Employees. The Participant agrees that during the Term and for one (1) year following termination of the Participant’s employment with the Company, the Participant shall not, directly or indirectly, individually or jointly, (i) solicit in any manner, seek to obtain or service, or accept the business of any Customer for any product or service of the type offered by the Company or competitive with the Company's Business, (ii) solicit in any manner, seek to obtain or service, or accept the business of any Prospective Customer for any product or service of the type offered by the Company or otherwise competitive with the Company's Business, (iii) request or advise any Customer, Prospective Customer, or supplier of the Company to terminate, reduce, limit, or change its business or relationship with the Company, or (iv) induce, request, or attempt to influence any employee of the Company with whom Participant maintained a working relationship to terminate Participant’s employment with the Company.

2.Use and Disclosure of Confidential Information.

(a)    The Participant acknowledges and agrees that (i) by virtue of Participant’s employment, Participant will be given access to, and will help analyze, formulate or otherwise use, Confidential Information, (ii) the Company has devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company's Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Company, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Participant agrees that the preservation and protection of Confidential Information is an essential part of Participant’s duties of employment and that, as a result of Participant’s employment with the Employing Companies, Participant has a duty of fidelity, loyalty, and trust to the Employing Companies in safeguarding Confidential Information. The Participant further agrees that Participant will use Participant’s best efforts, exercise utmost diligence, and take all steps necessary to protect and safeguard Confidential Information, whether such information derives from the Participant, other employees of the Company, Customers, Prospective Customers, or vendors or suppliers of the Company, and that Participant will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for Participant own benefit or for the benefit of another, except as required in the ordinary course of Participant’s employment by the Employing Companies. The Participant shall follow all Employing Company policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.

(b)    The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement) and shall survive the termination of this Agreement and/or termination of the Participant's employment with the Employing Companies.

(c)    From time to time, the Company may, for its own benefit, choose to place certain Confidential Information in the public domain. The fact that Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not release the Participant from Participant’s obligations with respect to such Confidential Information.

(d)    Notwithstanding the foregoing, nothing in this Agreement prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, Participant from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company. Moreover, the federal Defend Trade Secrets Act of 2016 immunizes Participant against criminal and civil liability under federal or state trade secret laws - under certain circumstances - if Participant discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if Participant discloses a trade secret in either of these two circumstances: (1) Participant discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or (2) In a legal proceeding, Participant discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).

3.Remedies. The Participant agrees that the Company will suffer irreparable damage and injury and will not have an adequate remedy at law if the Participant breaches any provision of the Restrictive Covenants. Accordingly, if the Participant breaches or threatens or attempts to breach the Restrictive Covenants, in addition to all other available remedies, the Company shall be entitled to seek injunctive relief, and no or minimal bond or other security shall be required in connection therewith. The Participant acknowledges and agrees that in the event of termination of this Agreement for any reason whatsoever, the Participant can obtain employment not competitive with the Company's Business (or, if competitive, outside of the geographic and customer-specific scope described herein) and that the issuance of an injunction to enforce the provisions of the Restrictive Covenants shall not prevent the Participant from earning a livelihood. The Restrictive Covenants are essential terms and conditions to the Company entering into this Agreement, and they shall be construed as independent of any other provision in this Agreement or of any other agreement between the Participant and the Company. The existence of any claim or cause of action that the Participant has against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants.

4.Periods of Noncompliance and Reasonableness of Periods. The Restrictive Covenants shall be deemed not to run during all periods of noncompliance, the intention of the parties being to have such restrictions and covenants apply for the full periods specified following the Participant’s termination of employment with the Company. The Company and the Participant acknowledge and agree that the restrictions and covenants are reasonable in view of the nature of the Company's Business and the Participant's advantageous knowledge of and familiarity with the Company's Business, operations, affairs, and Customers. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law. The parties hereby acknowledge and agree that a court of competent jurisdiction shall invoke and exercise the blue pencil doctrine to the fullest extent permitted by law to enforce this Agreement.

5.The Restrictive Covenants shall survive termination or expiration of this Agreement and any termination of the Participant’s employment with the Company.

6.Reimbursement of Certain Costs. If, during the life of the Participant and for a five (5) year period following Participant’s death, a cause of action arises related to the Restrictive Covenants or to recover damages caused by the Participant's breach of the Restrictive Covenants, the substantially prevailing party in such action shall be entitled to reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, expert witness fees, and disbursements) in connection with such action.